ARTICLES OF RESTATEMENT TO THE ARTICLES OF INCORPORATION
OF RELIANCE GLOBAL GROUP, INC.

Pursuant to Section 607.1007 of the Florida Business Corporation Act (the "**FBCA**"), Reliance Global Group, Inc., a Florida corporation (the "**Corporation**"), hereby restates ("**Articles of Restatement**") its articles of incorporation, as amended to date (the "**Articles of Incorporation**"), as follows:

1. Upon the effectiveness of these Articles of Restatement pursuant to the FBCA, the Articles of Incorporation is amended and restated in its entirety as follows:

ARTICLE I
Corporate Name

The name of this corporation is RELIANCE GLOBAL GROUP, INC. (the "**Corporation**").

ARTICLE II
Initial Principal Office

The initial principal office for the Corporation shall be at 1500 NW 65th Avenue, Plantation, Florida 33313.

ARTICLE III
General Nature of Business

The Corporation may transact any lawful business for which corporations may be incorporated under Florida law.

ARTICLE IV
Capital Stock

Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is a total of two billion seven hundred and fifty million (2,750,000,000) shares consisting of two classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock," with all of such shares having a par value of $.086 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is two billion (2,000,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have the authority to issue is seven hundred fifty million (750,000,000) shares. The preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative participating, optional and other rights of the Preferred Stock and the qualifications, limitations, or restrictions relating thereto shall hereinafter be prescribed by resolution of the board of directors pursuant to Section 3 of this Article IV.

Section 2. Common Stock.

(a) Dividend Rate. Subject to the rights of holders of any Preferred Stock having preferences as to dividends and except as otherwise provided by these Articles of Incorporation, as amended from time to time (hereinafter, the "Articles") or the Florida Business Corporations Act, as the same may be amended and supplemented (hereinafter, the "FBCA"), the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the board of directors out of assets legally available therefor.

(b) Voting Rights. Except as otherwise provided by the FBCA, the holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock. No holder of shares of Common Stock shall have the right to cumulate votes.

(c) Liquidation Rights. In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, subject to the prior rights of holders of Preferred Stock to share ratably in the Corporation's assets, the Common Stock and any shares of Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Corporation's assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock. A merger, conversion, exchange or consolidation of the Corporation with or into any other person or sale or transfer of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d) No Conversion, Redemption, or Preemptive Rights. The holders of Common Stock shall not have any conversion, redemption, or preemptive rights.

(e) Consideration for Shares. The Common Stock authorized by this Article shall be issued for such consideration as shall be fixed, from time to time, by the board of directors.

Section 3. Preferred Stock.

(a) Designation. The board of directors is hereby vested with the authority from time to time, to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by these Articles, and to prescribe with respect to each such series the voting powers, if any, designations, preferences, and relative, participating, optional, or other special rights, and the qualification, limitations, or restrictions relating thereto, including, without limiting the generality of the foregoing: the voting rights relating to the shares of Preferred Stock of any series (which voting rights, if any, may be full or limited, may vary over time, and may be applicable generally or only upon any stated fact or event); the rate of dividends (which may be cumulative or noncumulative), the condition or time for payment of dividends and the preference of relation of such dividends to dividends payable on any other class or series of capital stock; the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation; the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable); whether the shares of any series of Preferred Stock shall be subject to redemption by the Corporation and if subject to redemption, the times, price, rates, adjustments and other terms and conditions of such redemption. The board of directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Unless the board of directors provides to the contrary in the resolution which fixes the designation of a series of Preferred Stock, neither the consent by series, or otherwise, of the holders of any outstanding Preferred Stock nor the consent of the holders of any outstanding Common Stock shall be required for the issuance of any new series of Preferred Stock regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock.

(b) Certificate. Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate of designation setting forth a copy of the resolution or resolutions of the board of directors, and establishing the voting powers, designations, preferences, the relative, participating, optional, or other

rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the board of directors to be issued, shall be prepared and signed by an officer of the corporation and filed in the manner prescribed by the FBCA.

Section 4. Non-Assessment of Stock. The capital stock of the Corporation, after the amount of the subscription price has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessed, and the Articles shall not be amended in this particular. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation.

Common Stock: The aggregate number of shares of common stock authorized to be issued by this Corporation shall be 2,000,000,000 shares of common stock, each with a par value of $.086. Each share of issued and outstanding common stock shall entitle the holder thereof to fully participate in all shareholder meetings, to cast one vote on each matter with respect to which shareholders have the right to vote, and to share ratably in all dividends and other distributions declared and paid with respect to the common stock, as well as in the net assets of the corporation upon liquidation or dissolution.

Preferred Stock: The Corporation is authorized to issue 750,000,000 shares of $.086 par value Preferred Stock. The Board of Directors is expressly vested with the authority to divide any or all of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of each series so established, provided, however, that the rights and preferences of various series may vary only with respect to:

(a) the rate of dividend;
(b) whether the shares may be called and, if so, the call price and the terms and conditions of call;
(c) the amount payable upon the shares in the event of voluntary and involuntary liquidation;
(d) sinking fund provisions, if any, for the call or redemption of the shares;
(e) the terms and conditions, if any, on which the shares may be converted;
(f) voting rights including number of votes per share; and
(g) whether the shares will be cumulative, noncumulative or partially cumulative as to dividends and the dates from which any cumulative dividends are to accumulate

The Board of Directors shall exercise the foregoing authority by adopting a resolution setting forth the designation of each series and the number of shares therein, and fixing and determining the relative rights and preferences thereof. The Board of Directors may make any change in the designation, terms, limitations and relative rights or preferences of any series in the same manner, so long as no shares of such series are outstanding at such time.

Within the limits and restrictions, if any, stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of such series. In case the number of shares of any series shall be so decreased, the share constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

Registered Agent

The registered agent of the Corporation at such address is Corporation Service Company, who maintains an office at 1201 Hays Street, Tallahassee, FL 32301.

ARTICLE VI
By-Laws

The power to adopt, alter, amend or repeal by-laws of the Corporation shall be vested in the shareholders and separately in its Board of Directors, as prescribed by the by-laws of the Corporation.

ARTICLE VII

Indemnification

If in the judgment of a majority of the entire Board of Directors, (excluding from such majority any director under consideration for indemnification), the criteria set forth in §§ 607.0851-607.0852, Florida Statutes, as then in effect, have been met, then the Corporation shall indemnify any director, officer, employee or agent thereof, whether current or former, together with his or her personal representatives, devisees or heirs, in the manner and to the extent contemplated §§ 607.0851-607.0852, as then in effect, or by any successor law thereto.

ARTICLE VIII
Effective Date of Articles

These Articles shall be effective upon filing with the Secretary of State for Florida.

ARTICLE IX
Control Share Acquisition Statute Inapplicable

Section 607.0902 of the Florida Statutes regarding control share acquisitions is not applicable to this Corporation and shall not have any effect upon the voting rights relating to issued and outstanding shares of capital stock of the Corporation.

2. These Articles of Restatement shall become effective on filing with the Secretary of State of the State of Florida.

3. These Articles of Restatement were duly adopted and approved by the Board of Directors of the Corporation pursuant to §607.1007.

IN WITNESS WHEREOF, the undersigned, for the purpose of restating the Corporation'
Articles of Incorporation pursuant to the laws of the State of Florida, has executed these Amended an
Restated Articles of Incorporation as of the 11th day of March 2026.

Signed by:

Ezra Beyman

Ezra Beyman, Chief Executive Officer